Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 6, 2020

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2020

INDIANAPOLIS, INDIANA – March 6, 2020 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2020. Hurco recorded a net loss of $893,000, or $(0.13) per diluted share, for the first quarter of fiscal 2020, compared to net income of $6,654,000, or $0.97 per diluted share, for the corresponding period in fiscal 2019.

Sales and service fees for the first quarter of fiscal 2020 were $43,660,000, a decrease of $30,553,000, or 41%, compared to the corresponding prior year period and included an unfavorable currency impact of $259,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “Although the last four fiscal years represented our highest annual revenue periods in company history, a variety of recently developing market and industry factors combined to significantly soften global demand, and increase pricing pressures, for machine tool products during our first quarter of fiscal 2020. Nevertheless, we firmly believe that our fiscally-conservative culture and cost-cutting measures that we started implementing in fiscal 2019 helped to minimize the impact of the steep sales decline we experienced during the period. Our organizational agility to implement cost saving initiatives quickly and our strong balance sheet will allow us to stay the course and to continue to return value to shareholders – even through this worldwide economic slowdown.  We will continue to implement our plans for technology innovation, which is fundamental to our product development, and to evaluate potential acquisitions that could help us grow in strategic markets around the globe.  We continue to believe economic downturns represent opportunities to invest in new technologies and acquire new businesses, at great value, in order to better position ourselves to benefit from subsequent economic expansions.”

The following table sets forth net sales and service fees by geographic region for the first quarter ended January 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended
	January 31,
	2020	2019	$ Change	% Change
Americas	$17,479	$29,156	$(11,677)	-40%
Europe	20,085	35,711	(15,626)	-44%
Asia Pacific	6,096	9,346	(3,250)	-35%
Total	$43,660	$74,213	$(30,553)	-41%

Since the beginning of fiscal 2020, our operating results have been adversely affected by the ongoing economic slowdown in Germany, trade tensions between U.S. and China, political friction in the U.S., the U.K. Brexit activities and more recently the international business disruption due to the outbreak of coronavirus. Many of our customers deferred or eliminated investments in capital equipment, which we attribute largely to the uncertainty these events created.  During the first quarter of fiscal 2020, sales declined in all regions, particularly in Europe and the Americas, our primary markets for our higher-performance, higher-priced machines. Additionally, global machine tool manufacturers have priced their excess inventories more competitively in order to realign inventory levels with current demand.

Sales in the Americas for the first quarter of fiscal 2020 decreased by 40%, compared to the corresponding period in fiscal 2019, primarily due to a reduced volume of shipments of Hurco, Milltronics and Takumi machines. Sales in the Americas in the first quarter of fiscal 2019 also benefitted from strong demand and backlog coming off fiscal 2018, a record sales year for Hurco.

European sales for the first quarter of fiscal 2020 decreased by 44%, compared to the corresponding period in fiscal 2019, and included an unfavorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in European sales for the first quarter of fiscal 2020 was primarily attributable to a reduced volume of shipments of Hurco and Takumi machines in Germany and the United Kingdom, as well as a decrease in sales of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary in Italy, LCM Precision Technology S.r.l (“LCM”). Sales in Europe in the first quarter of fiscal 2019 also benefitted from higher demand and backlog from the fourth quarter of fiscal 2018.

Asian Pacific sales for the first quarter of fiscal 2020 decreased by 35%, compared to the corresponding period in fiscal 2019, and included a negative currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year reduction in Asian Pacific sales primarily resulted from a reduced volume of shipments of Hurco vertical milling and lathe machines in China, India and Southeast Asia, as well as lower sales of Takumi vertical milling machines in China.

Orders for the first quarter of fiscal 2020 were $45,580,000, a decrease of $22,427,000, or 33%, compared to the corresponding period in fiscal 2019, and included an unfavorable currency impact of $201,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first quarter ended January 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended
	January 31,
	2020	2019	$ Change	% Change
Americas	$18,162	$24,730	$(6,568)	-27%
Europe	21,746	33,310	(11,564)	-35%
Asia Pacific	5,672	9,967	(4,295)	-43%
Total	$45,580	$68,007	$(22,427)	-33%

Orders in the Americas for the first quarter of fiscal 2020 decreased by 27%, compared to the corresponding period in fiscal 2019, primarily due to decreased customer demand for Hurco, Milltronics and Takumi machines.

European orders for the first quarter of fiscal 2020 decreased by 35%, compared to the corresponding prior year period, and included an unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The year-over-year decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi machines in Germany and the United Kingdom.

Asian Pacific orders for the first quarter of fiscal 2020 decreased by 43%, compared to the corresponding prior year period, and included a favorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The year-over-year decrease in Asian Pacific orders was driven primarily by a reduction in customer demand for Hurco machines in China and Southeast Asia.

Gross profit for the first quarter of fiscal 2020 was $9,159,000, or 21% of sales, compared to $22,142,000, or 30% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales was primarily due to lower sales of higher-priced, higher-performance machines across all sales regions, particularly the European sales region, and competitive pricing pressures on a global basis due to excess inventory levels. Additionally, gross profit was negatively impacted by the allocation of fixed costs on lower sales and production volumes.

Selling, general and administrative expenses for the first quarter of fiscal 2020 were $10,846,000, or 25% of sales, compared to $13,914,000, or 19% of sales, in the corresponding period in fiscal 2019, and included a favorable currency impact of $68,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reduction in selling, general and administrative expenses was primarily due to a decrease in incentive and variable employee compensation, employee benefits and other operating expense reductions implemented during the first quarter of fiscal 2020, partially offset by increased operating expenses associated with ProCobots LLC, the U.S.-based automation integration business acquired by Hurco in the fourth quarter of fiscal 2019.

The effective tax rate for the first quarter of fiscal 2020 was 40%, compared to 27% in the corresponding prior year period. The year-over-year increase in the effective tax rate was primarily due to a shift in geographic mix of income and loss among tax jurisdictions. The shift in geographic mix of income and loss during the quarter created an unfavorable impact of certain U.S. tax reform provisions in the current fiscal year related to deductions for Foreign Derived Intangible Income and minimal tax provisions for Global Intangible Low-Taxed Income.

Cash and cash equivalents totaled $52,587,000 at January 31, 2020, compared to $56,943,000 at October 31, 2019. Working capital was $202,276,000 at January 31, 2020 compared to $207,229,000 at October 31, 2019. The decrease in working capital was primarily driven by decreases in accounts receivable and increases in operating lease liabilities, partially offset by decreases in accrued payroll, employee benefits and accounts payables.  Pursuant to the adoption of Accounting Standards Update No. 2016-02, “Leases” (Topic 842) right of use assets were all recorded as noncurrent, but the lease liabilities were allocated between current and noncurrent.  This created a current liability for operating leases, which resulted in a reduction to our working capital of $4,151,000 for the three months ended January 31, 2020.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, fluctuations in foreign currency exchange rates, innovations by competitors, increases in prices of raw materials, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, loss of key personnel, failure to comply with data privacy and security regulations, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended January 31,
	2020	2019
	(unaudited)
Sales and service fees	$43,660	$74,213
Cost of sales and service	34,501	52,071
Gross profit	9,159	22,142
Selling, general and administrative expenses	10,846	13,914
Operating income (loss)	(1,687)	8,228

Interest expense	18	12
Interest income	70	82
Investment income	62	242
Other income, net	83	567
Income (loss) before taxes	(1,490)	9,107
Provision for income taxes	(597)	2,453
Net income (loss)	$(893)	$6,654
Income (loss) per common share
Basic	$(0.13)	$0.98
Diluted	$(0.13)	$0.97
Weighted average common shares outstanding
Basic	6,781	6,735
Diluted	6,781	6,807

Dividends per share	$0.12	$0.11

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,
	2020	2019
	(unaudited)
Operating Data:

Gross margin	21%	30%
SG&A expense as a percentage of sales	25%	19%
Operating income (loss) as a percentage of sales	-4%	11%
Pre-tax income (loss) as a percentage of sales	-3%	12%
Effective tax rate	40%	27%
Depreciation and amortization	$1,105	$939
Capital expenditures	$449	$1,243

Balance Sheet Data:	1/31/2020	10/31/2019
Working capital	$202,276	$207,229
Days sales outstanding (unaudited)	60	49
Inventory turns (unaudited)	1.1	1.3
Capitalization
Total debt	--	--
Shareholders' equity	238,375	240,245
Total	$238,375	$240,245

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 31,	October 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52,587	$56,943
Accounts receivable, net	32,133	43,279
Inventories, net	150,498	148,851
Derivative assets	621	1,391
Prepaid expenses	11,608	9,414
Other	2,114	1,983
Total current assets	249,561	261,861

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	28,843	28,846
Leasehold improvements	4,936	4,902
	41,999	41,968
Less accumulated depreciation and amortization	(28,642)	(28,055)
Total property and equipment	13,357	13,913

Non-current assets:
Software development costs, less accumulated amortization	8,216	8,318
Goodwill	5,836	5,847
Intangible assets, net	781	1,096
Operating lease - right of use assets, net	13,208	-
Deferred income taxes	1,809	1,846
Investments and other assets, net	8,222	8,184
Total non-current assets	38,072	25,291
Total assets	$300,990	$301,065

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,575	$33,969
Derivative liabilities	375	388
Operating lease liabilities	4,151	-
Accrued payroll and employee benefits	6,347	11,564
Accrued income taxes	1,316	1,936
Accrued expenses and other	4,050	5,015
Accrued warranty	1,471	1,760
Total current liabilities	47,285	54,632
Non-current liabilities:
Deferred income taxes	194	160
Accrued tax liability	2,040	2,036
Operating lease liabilities	9,412	-
Deferred credits and other obligations	3,684	3,992
Total non-current liabilities	15,330	6,188

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,868,950 and 6,824,451 shares issued and 6,803,163 and 6,767,237 shares outstanding, as of January 31, 2020 and October 31, 2019, respectively	680	677
Additional paid-in capital	65,985	66,350
Retained earnings	180,444	182,151
Accumulated other comprehensive loss	(8,734)	(8,933)
Total shareholders' equity	238,375	240,245
Total liabilities and shareholders' equity	$300,990	$301,065